Exhibit 99.1  Press Release of Commercial Bankshares, Inc., dated January
20, 2005.

                    COMMERCIAL BANKSHARES, INC. REPORTS
              RECORD EARNINGS FOR 2004 AND THE FOURTH QUARTER

Miami-based Commercial Bankshares, Inc., (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported 2004 earnings of $11.4 million, an 11% increase over 2003 earnings of $10.3 million. Diluted earnings per share were $1.82 for 2004, as compared to $1.69 for the same period in 2003. The 2004 earnings represent a 1.35% return on average assets and a 16.12% return on average equity.

Results for the fourth quarter of 2004 show earnings of $2.98 million, a 10% increase over 2003 earnings of $2.70 million. Diluted earnings per share were $.47 for the fourth quarter of 2004, as compared to $.44 for the same period one year ago. Fourth quarter earnings represent a 1.35% annualized return on average assets and a 16.03% annualized return on average equity.

"We are pleased with the exceptional results for 2004," said Joseph W. Armaly, Chairman and Chief Executive Officer. "Outstanding balance sheet growth and solid earnings serve to strengthen our position as we prepare to face the challenges ahead in 2005 and beyond."

The loan portfolio showed strong growth, closing the year with a net balance of $454 million. This is an increase of 11% from the December 31, 2003 closing balance of $408 million. The allowance for loan losses closed the year at $5.3 million, or 1.15% of total loans. Asset quality remained stellar, as credit management and stringent underwriting remain a primary concern. There were no non-performing assets as of December 31, 2004.

The Company continued to experience excellent internal deposit growth, with total deposits reaching $739 million at December 31, 2004. This is a 13% increase from the prior year closing balance of $655 million. Total assets also increased by 13% to close the year at $887 million, as compared to $786 one year ago.

The Company's cash dividends declared during 2004 rose to a record $.71 per share, a 6% increase over 2003 cash dividends declared of $.67 per share. Capital remains strong, with leverage capital, tier 1 risk-based capital and total risk-based capital ratios of 7.87%, 12.77% and 14.18%, respectively, at December 31, 2004.

Tax-equivalent net interest income rose 13% in 2004 to $32.4 million, from $28.7 million in 2003. The increase is the result of growth in average earning assets, which increased 13% to $833 million for 2004, as compared to $739 million for 2003. The tax-equivalent net interest yield for 2004 was 4.05%, as compared to 4.07% for 2003.





                        COMMERCIAL BANKSHARES, INC.
                          Selected Financial Data
             (Dollars in thousands except share information)

                                   For the Quarter           For the Year
                                 Ended December 31,       Ended December 31,
                                 __________________       __________________

                                   2004       2003          2004       2003
                                   ____       ____          ____       ____
Financial Highlights:
Net income                        $2,980     $2,698       $11,350    $10,284
Net interest income               $8,170     $7,588       $31,202    $27,686
Net interest income (FTE)(1)      $8,457     $7,859       $32,356    $28,693
Earnings per common share:
  Basic                           $  .50     $  .46       $  1.92    $  1.78
  Diluted                         $  .47     $  .44       $  1.82    $  1.69
Return on average assets            1.35%      1.37%         1.35%      1.37%
Return on average equity           16.03%     16.59%        16.12%     16.62%
Net interest yield (FTE)(1)         4.04%      4.22%         4.05%      4.07%
Non-interest income               $  676     $  745       $ 2,824    $ 3,225
Non-interest expense              $4,272     $4,051       $16,709    $15,448
Provision for loan losses         $   60     $  225       $   310    $   360
Net charge-offs (recoveries)      $   11     $  148       $  (129)   $   238
Weighted average shares:
  Basic                            5,933      5,815         5,916      5,778
  Diluted                          6,313      6,144         6,234      6,099
(1) Calculated on a fully tax-equivalent basis.

Selected Balance Sheet Data:       12/31/2004 	     12/31/2003
                                   __________        __________

Assets                              $887,228          $786,179
Investments                         $333,379          $295,877
Loans, net                          $453,958          $408,100
Deposits                            $739,161          $654,789
Stockholders' equity                $ 75,028          $ 66,098
Capital ratios:
   Leverage                             7.87%             7.78%
   Tier 1                              12.77%            12.53%
   Tier 2                              14.18%            13.87%
Book value per common share         $  12.64          $  11.33
Shares outstanding                     5,934             5,835

Asset Quality:
Allowance for loan losses           $  5,312          $  4,873
Non-performing assets               $      0          $      0
Allowance/total loans                   1.15%  	          1.18%
Allowance/non-performing assets          n/a               n/a
Non-performing assets/assets               0%                0%

Quarterly Averages:
   Earning assets                   $833,131          $739,012
   Loans                            $448,175          $403,997
   Deposits                         $734,616          $657,387
   Stockholders' equity	            $ 73,988          $ 64,543

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $882 million in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank's web site is www.commercialbankfl.com

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:    Barbara E. Reed, Senior Vice President and CFO
            Commercial Bankshares, Inc. (305) 267-1200